Exhibit 10.26

THE COCA-COLA EXPORT CORPORATION

MOBILE EMPLOYEES RETIREMENT PLAN

Effective January 1, 2012

THE COCA-COLA EXPORT CORPORATION
MOBILE EMPLOYEES RETIREMENT PLAN

ARTICLE I
DEFINITIONS

The following words and phrases as used herein shall have the meaning specified below, unless a different meaning is plainly required by the context. The masculine pronoun, wherever used, shall include the feminine. Whenever any words are used herein in the singular, they shall be construed as though they were also used in the plural, in all cases where they would so apply.

Account shall mean an account maintained under the Plan for a Member in accordance with Article III.

Administrator shall mean the administrator as shall be appointed in accordance with Article VII.

Affiliate shall mean any corporation not less than 20% of whose voting stock or ownership interest (not including shares having voting power only upon the happening of an event of default) is at the time owned, directly or indirectly, by the Company.

Annual Interest Rate shall mean the year-over-year change in CPI-U for the United States (published by the U.S Department of Labor Bureau of Labor Statistics) measured as of September of the Plan Year immediately prior to the applicable Plan Year, plus 250 basis points, rounded to two decimal points.  In no event shall the Annual Interest Rate be less than 0% or more than 5%.

Beneficiary shall mean the person or persons designated in writing by the Member to receive any benefits from the Plan due to the death of the Member. If no Beneficiary is designated, the Beneficiary shall be the Member’s spouse. If no Beneficiary is designated and the Member has no current spouse, the Beneficiary shall be the Member’s estate.

Change of Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act as in effect on January 1, 2002, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2002) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which the Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger, consolidation, liquidation or sale is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise. Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change of Control would otherwise be deemed to have occurred, a majority of the Directors in office prior to the acquisition of the securities by such person determines otherwise.

Code shall mean the Internal Revenue Code of 1986, as amended.

Committee shall mean the Global Benefits Committee, as herein provided in Article VII.

Company shall mean The Coca-Cola Company, a Delaware corporation.
Company Core Contribution shall mean the monthly amount contributed by the Plan Sponsor for a Member. Such amount may differ from Member to Member, but any amount in excess of 10% must be approved by the Committee or the Global Head of Total Rewards, or the person with similar title and responsibilities, within 60 days of the Members’ first day of eligibility for the Plan. The amount contributed to a Member’s account may change from time to time at the discretion of the Committee or its designee.
Company Discretionary Contribution shall mean such discretionary amount, if any, contributed by the Plan Sponsor for a Member. Such amount may differ from Member to Member. This contribution will vest pursuant to Section 4.1(a). Notwithstanding anything else herein, Company Discretionary Contributions must require the Member to continue to provide services for at least 12 months for such Company Discretionary Contribution to vest.
Company Discretionary Contribution Subaccount shall mean the bookkeeping account maintained by the Plan Sponsor for each Member that is credited with an amount equal to (i) the Company Discretionary Contribution, the Company Discretionary Early Retirement Contribution, the Company Discretionary Early Retirement Sweepback Contribution and/or the Company Discretionary Sweepback Contribution amounts, if any and as applicable, plus (ii) any Interest Credits.
Company Discretionary Early Retirement Contribution shall mean such discretionary amount, if any, contributed by the Plan Sponsor for a Member who, as of December 31, 2011, was an active Member in the ORP and who was not a Grandfathered Member as that term is defined in the ORP. Such amount may differ from Member to Member, but shall be determined no later than January 1, 2012. This contribution will vest pursuant to Section 4.1(b).
Company Discretionary Early Retirement Sweepback Contribution shall mean such discretionary amount, if any, contributed by the Plan Sponsor for a Member who, as of

December 31, 2011, was an active Member in the ORP and who was not a Grandfathered Member as that term is defined in the ORP and who had not yet competed four years of International Service. Such amount may differ from Member to Member, but shall be determined no later than January 1, 2012. This contribution will vest pursuant to Section 4.1(c).
Company Discretionary Sweepback Contribution shall mean such discretionary amount, if any, contributed by the Plan Sponsor for a Member who, as of December 31, 2011, was an active Member in the ORP, who was not a Grandfathered Member as that term is defined in the ORP and who had not yet competed four years of International Service. Such amount may differ from Member to Member, but shall be determined no later than January 1, 2012. This contribution will vest pursuant to Section 4.1(d).

Compensation shall mean for any Plan Year, the amount derived by including the amounts in Subsections (a) and (b):

(a) all such Member’s base pay, as such term is used for the purpose of determining the amount of the Member’s bonus under any annual incentive award program sponsored by the Company;

(b) all annual or discretionary short term incentives paid to the Member under a formally adopted Employer plan or policy, but not including any premiums paid under any Global Mobility program maintained by the Company;

Examples of compensation or pay that is not included in the definition of Compensation includes, but is not limited to, all of the following items: (1) deferred compensation (other than any deferred compensation payable under a formal incentive arrangement and compensation deferred under The Coca-Cola Company Deferred Compensation Plan); (2) all severance payments; (3) tuition, relocation, and other expense reimbursements; (4) income from excess group life insurance; (5) income from stock option transactions and restricted stock transactions; (6) income from performance cash awards; (7) welfare benefits; (8) cash and noncash fringe benefits; (9) extraordinary remuneration associated with an international assignment (including but not limited to, tax equalization payments, mobility allowances, and housing allowances); (10) extraordinary remuneration related to separation of employment or transition of employment; (11) hiring bonuses and any other extraordinary remuneration in conjunction with or related to hiring or transfer; (12) make-whole payments; (13) ex gratia payments and (14) unused accrued annual leave payments.

Compensation will include only those amounts that are actually paid by an Employer. The Committee may determine a Member’s Compensation in a currency other than U.S. dollars. Compensation shall not include any cash compensation paid to the Member after the Member’s Separation from Service unless the Member is eligible again for the Plan.

CPI-U shall mean the Consumer Product Index for All Urban Consumers - All Items as determined by the United States Department of Labor Bureau of Labor Statistics.

Crediting Date shall mean the last business day of each month during the Plan Year, or such other date selected by the Committee for allocating interest to Members’ Accounts.

Disability or Disabled shall mean a physical or mental incapacity that qualifies the Member for benefits under The Coca-Cola Company Long-Term Disability Income Plan or a long-term disability plan of another Employer covering the Member, provided that the Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

Employee shall mean any individual who is employed by the Company or a Subsidiary. An individual shall be treated as an employee under this Plan for any period only if (i) he is actually classified during such period by the Employer on its payroll, personnel and benefits system as an employee, and (ii) he is paid for services rendered during such period through the payroll system, as distinguished from the accounts payable department of the Employer. No other individual shall be treated as an Employee under this Plan for any period, regardless of his or her status during such period as an employee under common law or under any statute.

Employer shall mean the Company or any Subsidiary.

Interest Credits shall mean the interest credit added to the Member’s Account as described in Section 3.5.

International Service shall mean those services provided to an Affiliate by an Employee while the Employee is properly designated on the records of the Employer (e.g., LINK Enterprise Assignment Manager) as a mobile employee or as otherwise determined in accordance with guidelines established by the Committee.

Member shall mean an Employee who has engaged in International Service, who has become a Member of the Plan as provided in Article II hereof, and who has not ceased to be a Member.

ORP shall mean The Coca-Company Export Corporation Overseas Retirement Plan, as amended and restated effective October 1, 2007, including subsequent amendments.

Plan shall mean The Coca-Cola Export Corporation Mobile Employees Retirement Plan as herein set forth and as it may be amended from time to time.

Plan Sponsor shall mean The Coca-Cola Export Corporation.

Plan Year shall mean the twelve month period beginning on January 1 and ending on December 31 of each year.

Separation from Service shall mean that employment with an Employer terminates such that it is reasonably anticipated that no further services will be performed. Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder.

Specified Employee shall mean a key employee of an Employer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, as defined in Section 409A of the Code and the regulations thereunder.

Subsidiary shall mean any corporation not less than 80% of whose voting stock or ownership interest (not including shares having voting power only upon the happening of an event of default) is at the time owned, directly or indirectly, by the Company.

ARTICLE II
ELIGIBILITY AND APPROVAL FOR PARTICIPATION

1.	Each Employee of the Company or of any Subsidiary who has performed International Service shall become a Member of this Plan as of the date upon which all the following conditions shall be met:

a.	Citizenship: He shall not be a citizen of the United States.

b.	International Service: He shall, on such date, be engaged in International Service working in a country other than his home location on a mobile assignment.

c.
He is employed 1) under the terms and conditions of the Global Mobility Long Term Assignment Policy on a headquarters or host-based assignment, 2) under the terms of the International Service Program, or 3) as an International Auditor.

d.	He shall not be a participant in any plan qualified pursuant to Section 401(k) of the Code.

2.
A Member shall continue to participate in the Plan until the earliest of: i) the date any of the conditions in Section 2.1 is no longer satisfied; ii) has a Separation from Service; or iii) is ineligible for continued participation under guidelines established by the Committee.

ARTICLE III
PLAN ACCOUNTS AND CONTRIBUTIONS

1.	Each Member shall have an Account administered in his name by the Plan Sponsor. Such Account shall be a bookkeeping entry only and no assets shall be placed in the Member’s name.

2.
Each Account shall be credited with hypothetical contributions allocated to such Account in accordance with Subsection 3.3 below and credited with hypothetical interest credits as provided in Subsection 3.5 below. Such an Account shall be maintained for a Member until the value of all hypothetical contributions or interest has been distributed to or on behalf of the Member.

3.
Except as provided in Section 3.4, and unless the Member is no longer eligible for contributions, the Plan Sponsor shall credit to each Member’s Account a hypothetical contribution equal to not more than 10% of the Member’s Compensation paid during each month. If Compensation is denominated in a currency other than U.S. dollars, an equivalent amount in U.S. dollars, using a conversion method determined by the Administrator, shall be used.

4.
Any Company Core Contribution in excess of 10% must be approved by the Committee or the Global Head of Total Rewards, or the person with similar title and responsibilities within 60 days of the Members’ first day of eligibility for the Plan; otherwise, the Company Core Contribution shall remain at or below 10%.

5.
A Member’s Account will be credited with an Interest Credit at the end of each month in a Plan Year. The Interest Credit shall equal the product of the Annual Interest Rate for the Plan Year (expressed as a monthly prorated rate) and the balance of the Member’s Account as of the first day of each month of such Plan Year. For example, the Annual Interest Rate for the Plan Year beginning January 1, 2012 and ending December 31, 2012, prorated monthly, will be multiplied by the Member’s Account as of January 1, 2012. The Interest Credit in this example would be credited to the Member’s Account as of January 31, 2012.

No additional Interest Credits shall be added to the Member’s Account on or after the Member’s Separation from Service.

ARTICLE IV
VESTING

1.	The Member shall be 100% vested in the Company Core Contribution under the Plan at all times. A Member shall be vested in his Company Discretionary Contribution Subaccount(s) as follows:

a.
In the case of his Company Discretionary Contribution, in accordance with any schedule that the Company or the Compensation Committee, where applicable, establishes with respect to his Company Discretionary Contribution, provided that the vesting period for Company Discretionary Contributions shall be at least 12 months.

b.	In the case of his Company Discretionary Early Retirement Contribution, the earliest of 1) on the Member’s Earliest Retirement Date as that term is defined in the ORP, and 2) December 31, 2021.

c.
In the case of his Company Discretionary Early Retirement Sweepback Contribution, the later of 1) the date he satisfies the vesting requirements in Section 4.1(b) and 2) the date he satisfies the vesting requirements in Section 4.1(d). If one or both of these vesting requirements is not met, then the Company Discretionary Early Retirement Sweepback Contribution is forfeited.

d.
In the case of his Company Discretionary Sweepback Contribution, on the date on which the Member completes four years of International Service. If the Member cases to satisfy any of the conditions in Section 2.1 before attaining four years of International Service, then the Company Discretionary Sweepback Contribution is forfeited.

2.
Upon death or the Disability of a Member, or in the event of a Change of Control, the Member shall be 100% vested in his or her Company Discretionary Contribution Subaccounts, unless otherwise provided by the Company or Compensation Committee, where applicable, at the time the contribution to the applicable subaccount is made.

ARTICLE V
PAYMENT OF ACCOUNTS

Benefits under the Plan may be made only in the form and upon occurrence of the events specified in this section.

5.1	Form of payment. All benefits under this Plan shall be paid in a single lump sum.

5.2    Distribution events and time of payment.

(a)
Separation from Service - U.S. Taxpayers. Upon a Member’s Separation from Service, his vested Account balance attributable to contributions received while a U.S. Taxpayer shall be paid to the Member on the last business day of the third month following the month in which the Member has a Separation from Service. Notwithstanding the foregoing, the Account of a Specified Employee shall be paid on the last business day of the sixth month following the month in which the Specified Employee has a Separation from Service.

(b)
Separation from Service - Non-U.S. Taxpayers. Upon a Member’s termination of employment from an Employer and an Affiliate, his vested Account balance shall be paid to the Member on the last business day of the third month following the month in which the Member has a Separation from Service. For example, if a Member terminates with an Employer and begins employment with an Affiliate, there is no Separation of Service until the Member is no longer providing services to an Affiliate. Notwithstanding the foregoing, the Account of a Specified Employee shall be paid on the last business day of the sixth month following the month in which the Specified Employee has a Separation from Service.

(c)	Death. In the event of a Member’s death, his vested Account balance shall be paid to his Beneficiary on the last business day of the second month following the month of the Member’s death.

(d)
Disability. In the event of a Member’s Disability, his vested Account balance shall be paid to the Member on the last business day of the third month following the month in which the Member is Disabled.

1.	Other terms and conditions of payment.

(a)	Neither Members nor any other persons shall have any rights to payments or benefits of any kind under this Plan until such payments or the payment of benefits have actually been made.

(b)
All payments shall be made in U.S. dollars. The payment may be made to the Member only in the Member’s country of residence (determined at the time of payment) unless a different location is required due to tax withholding requirements as determined by the Committee.

(c)	Benefits payable under this Plan shall be the obligation of the Plan Sponsor. All payments are paid from the general assets of the Plan Sponsor or Company.

(d)	A Member's failure to cash a benefit check within two years of issuance or attempted delivery of such payment shall result in a forfeiture of such payment to the Company.

ARTICLE VI
CHANGE OR DISCONTINUANCE OF PLAN

1.	The Committee may at any time and from time to time amend, suspend or terminate this Plan in whole or with respect to any one or more employees of said Company or any other Employer.

2.
In the event the Plan should be so discontinued, the Committee shall determine the amount of benefits attributable under the Plan to the date of discontinuance. Actual payment of any such benefits shall be subject to approval of the Committee.

ARTICLE VII
ADMINISTRATION OF PLAN

1.
Appointment of Committee. The Company’s Vice President of Human Resources, or his designee, shall appoint a Committee of no less than three and no more than seven members, one of whom shall be designated by it as Chairman. Members of this Committee may be chosen without regard to whether they are directors, officers or employees of the Company or a Subsidiary. All members of the Committee shall serve at the pleasure of the Vice President of Human Resources of the Company or his designee. Vacancies on the Committee, arising for any reason whatsoever, shall be filled by the Vice President of Human Resources of the Company or his designee. Any member of the Committee may resign of his own accord by delivering his written resignation to the Vice President of Human Resources of the Company or his designee.

2.
Organization and Operation of Committee. The Chairman present shall preside at meetings of the Committee. In his absence, those present will choose one of their number to act as Chairman. The Committee may appoint a Secretary, who shall keep the minutes of the meetings and perform such other duties as may be assigned to him by the Committee, together with such other officers as it shall deem necessary. Neither the Secretary nor any other officer appointed by the Committee need be members. The Committee shall act by the majority of members then in office at all meetings and may set up a procedure to act upon matters by vote in writing without a meeting. The Committee may authorize one or more of its members and/or its Secretary or Assistant Secretary to sign directions, communications and to execute documents on behalf of the Committee.

3.
Powers of the Committee. The Committee shall administer the Plan and shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out such responsibility, including but not limited to the power to approve or disapprove a Subsidiary’s adoption of this Plan, the power to construe the terms of the Plan, to determine status, coverage and eligibility for benefits and to resolve all interpretive, equitable, and other questions, including questions of fact, that shall arise in the operation and administration of the Plan. All actions or determinations of the Committee shall be final, conclusive and binding on all persons. The Committee shall appoint the Administrator to administer the Plan and to perform other related actions as may from time to time be agreed by the Committee.

4.
Expenses of Committee. The Company shall pay all expenses of the Committee. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, salaries of employees, fees for actuarial and other services, attorney’s fees, accounting charges and other costs of administering the Plan.

5.
Liability of Employer and Committee. Neither the Employer nor any Committee member shall be liable for the loss or damage which may result in connection with the execution of his duties or the exercise of his discretion or from any other act or omission hereunder, except when due to his own negligence or willful misconduct.

6.	Claims Procedure.

(a)
Right to Make Claim. An interested party who disagrees with a determination of his or her right to Plan benefits must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. The claim must include a description of the relevant evidence the interested party believes support the claim and must be submitted to the Committee. The Committee (or its designee) shall either approve or deny the claim.

(b)	Appeal of Denial and Final Review. The interested party may make a written appeal of the Committee's initial decision, and the Committee (or its designee) shall respond.

(c)	Time Frame. The initial claim, its review, appeal and final review shall be made in a timely fashion, subject to the following time table:

Action	Days to Respond From Last Action

Benefit is determined	N/A
Interested party files initial request	60 days (subject to subsection (d) below)
Committee's initial decision	90 days
Interested party requests final review	60 days
Committee's final decision	90 days

However, the Committee may take up to twice the maximum response time for its initial and final review if it provides an explanation within the normal period of why an extension is needed and when its decision shall be forthcoming.

(a)
Limitation on Actions. Any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; or (b) for all other claims, the date on which the action complained of occurred, which is the date on which the Member became aware of the action complained of. Any suit must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of a claim for benefits. Notwithstanding any other provision herein, any suit must be brought within two years after the date the claim first arose (as described above).

ARTICLE VIII
MISCELLANEOUS PROVISIONS

1.
Subsidiaries. In the event the Committee shall determine that a corporation has ceased to be a Subsidiary, such former Subsidiary shall be deemed to have withdrawn from the Plan as of the first day of the next succeeding month, following such determination of the Committee, or, in lieu thereof, as of such other date as the Committee shall determine. Thereupon, the Plan is deemed to have been discontinued with respect to the employees of said former Subsidiary.

2.
Limitation of Responsibility. Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Member or other person any legal or equitable right against the Company, or of its Subsidiaries, or any officer or employee thereof, or the Committee, except as herein provided; and in no event shall the terms of employment of any Member be modified or in any way affected thereby.

3.
Restrictions on Alienation and Assignment. Except as set forth in Section 8.6, the right of any Member or any other person to any benefit or to any payment hereunder or to any separate account shall not be subject to alienation or assignment, and if such Member or other person shall attempt to assign, transfer or dispose of such right, or should such right be subjected to attachment, execution, garnishment, sequestration or other legal, equitable or other process, it shall ipso facto pass to such one or more persons as may be selected by the Committee; provided, however, that the Committee in its sole discretion may reappoint the Member or other person to receive any payment thereafter authorized. The Committee may revoke any appointment made by the Committee hereunder at any time, and a further appointment made by it.

4.
Authority of Officers of the Company or of a Subsidiary. Whenever the Company or a Subsidiary under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by any officer thereunder duly authorized by its Board of Directors.

5.
Controlling Law. This Plan shall be subject to the laws of the State of Delaware (except to the extent that Delaware conflicts of law rules would call for the application of the law of another jurisdiction) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware. The parties hereby waive any claims of improper venue or lack of personal or subject matter jurisdiction as to any such disputes.

6.	Offset for Monies Owed. The benefits provided hereunder will be offset for any monies that the Committee or its designee determines are owed to the Company or any Subsidiary.

By:    /s/ CEREE EBERLY